EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this registration statement of eRoomSystem Technologies, Inc. on Form SB-2 of our report, dated March 20, 2006, on our audits of the consolidated financial statements of eRoomSystem Technologies, Inc. and subsidiaries as of December 31, 2005 and 2004 and for the years ended December 31, 2005 and 2004, which report is included in the Annual Report on Form 10-KSB for the year ended December 31, 2005 previously filed by eRoomSystem Technologies, Inc. and contains an explanatory paragraph related to the ability of eRoomSystem Technologies, Inc. and subsidiaries to continue as a going concern. We also consent to the related reference to our firm under the caption "Experts" in the prospectus of this registration statement.

/s/ Hansen, Barnett & Maxwell

Salt Lake City, Utah
April 28, 2006